Squire, Sanders & Dempsey
                                     L.L.P.

                               Counsellors at Law
                                 4900 Key Tower
                                127 Public Square
                           Cleveland, Ohio 44114-1304

                                December 14, 1999


Seligman Municipal Fund Series, Inc.
100 Park Avenue
New York, New York  10017


   Re: Seligman Municipal Fund Series, Inc. - Post-Effective Amendment No. 36

Ladies and Gentlemen:

     We have acted as Ohio tax counsel with respect to Post-Effective Amendment No. 36 to the Registration Statement (the "Registration Statement") on Form N-1A for Seligman Municipal Fund Series, Inc. (the "Fund"). We have reviewed the material under the heading "Taxation of the Funds - Ohio Taxes" in the Statement of Additional Information that is a part of the Registration Statement. Subject to such review, our opinion as delivered to you and as filed with the Securities and Exchange Commission remains unchanged.

     We hereby consent to the filing of this letter as an exhibit to such Registration Statement and to the reference to our firm under the caption "Taxation of the Funds - Ohio Taxes" in the Statement of Additional Information that is a part of the Registration Statement. In giving such consent, we do not thereby acknowledge that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

                                           Very truly yours,



                                           /s/ Squire , Sanders & Dempsey L.L.P.
                                           Squire, Sanders & Dempsey L.L.P.


Library: Cleveland;  Document #: 82236v1